Exhibit 99.1

              Oncophage(R) Cancer Vaccine Significantly
   Prolongs Recurrence-Free Survival by 45 Percent in Patients With
                   Intermediate-Risk Kidney Cancer

    Overall Survival Improvement Also Observed in Intermediate-Risk
             Kidney Cancer Patients Who Received Oncophage

      Antigenics Presents Updated Phase 3 Results at the American
                 Urological Association Annual Meeting

           Conference Call To Be Held Today at 1:30 p.m. ET

    ANAHEIM, Calif.--(BUSINESS WIRE)--May 21, 2007--Antigenics Inc. (NASDAQ: AGEN) today announced additional follow-up data on the company's Phase 3 investigational therapeutic cancer vaccine Oncophage(R) (vitespen). The end-of-study results, which reflect an additional 17 months' data collection, showed that in a substantial subset of patients (n = 362) at intermediate risk for disease recurrence, Oncophage demonstrated a clinically significant improvement in recurrence-free survival (RFS) of approximately 45 percent (P less than 0.01; hazard ratio (HR) = 0.55). In addition, updated analysis in this group of patients revealed a new potential benefit associated with Oncophage treatment: for intermediate-risk patients there was a trend towards improved overall survival, the study's secondary endpoint. Furthermore, the positive overall survival trend observed to date correlates with the RFS improvement demonstrated in previous analyses. This is the largest, randomized Phase 3 kidney cancer trial ever completed in the adjuvant treatment setting.

    Christopher G. Wood, MD, associate professor of urology at M. D. Anderson Cancer Center in Houston, presented the Phase 3 end-of-study results at the annual meeting of the American Urological Association (AUA; abstract #633).

    "These results continue to underscore the significant potential benefit of Oncophage in a well-defined, clinically and biologically relevant subset of patients who are the most appropriate candidates for cancer vaccines," said Dr. Wood. "In addition, there are currently no approved therapies for these patients, which represent a growing and significant population due to increased use of early detection techniques."

    "We are particularly encouraged to see that the clinically significant trend observed from our earlier analysis has been strengthened by the updated data from an additional 17-month follow-up of patients," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "Although there are challenges associated with interpretation of subset analyses, the improvement demonstrated in this group of patients supports the opinion of key experts that patients with better prognostic factors are the most appropriate population to benefit from therapeutic cancer vaccines. Combined with decades of preclinical and clinical cancer vaccine data, we believe our results provide a higher level of reliability than that generally associated with outcomes from typical subset analyses."

    Study Findings

    Results from the investigator-reported data, which represented all data collected through the end of study (March 31, 2007), showed that:

    -- Patients receiving Oncophage in the intermediate-risk population (stages I/II high-grade, III T1/2/3a low-grade) who were without disease at baseline (n = 362) demonstrated a clinically significant improvement in recurrence-free survival of approximately 45 percent (P less than 0.01; HR = 0.55). This patient population is defined by the Eastern Cooperative Oncology Group (ECOG) as at intermediate risk for disease recurrence*. Although the median survival has not yet been reached, results from the 25th percentile indicate that recurrence-free survival was extended by approximately 1.8 years in the Oncophage arm.

    -- Analysis of overall survival showed improvement associated with Oncophage in the intermediate-risk population. As of data cut-off on January 2, 2006, one additional patient had died in the Oncophage arm versus 13 patients in the observation arm. This now brings the total reported deaths to 15 patients (8.2 percent) in the Oncophage arm compared with 25 deaths (14.0 percent) in the observation arm. The overall survival data are still immature due to the small number of deaths that have occurred to date; patients will continue to be monitored for survival through a global patient registry.

    -- Among all eligible patients (intermediate- and high-risk patients without baseline disease; n = 604), Oncophage was associated with an 11.4 percent improvement in recurrence-free survival, which was not statistically significant (HR = 0.89).

    -- There was also a promising trend for overall survival associated with Oncophage in the eligible patient population (n = 604). As of data cut-off on January 2, 2006, 24 additional deaths have been reported, with six in the Oncophage arm and 18 in the observation arm, bringing the total to 37 (12.3 percent) and 40 (13.2 percent) deaths, respectively.

    -- Adverse events reported during the trial were generally mild and expected. The more frequently reported adverse events were mainly constitutional in nature or related to the actual injection.

    The company is working with study investigators to publish the final findings in a peer-reviewed medical journal.

    Antigenics To Continue To Follow Patients for Recurrence-Free
Survival and Overall Survival Through a Global Patient Registry

    A global patient registry is being launched to continue collecting data on all patients from the trial for recurrence-free survival and overall survival. The registry, which is expected to provide additional data on the effectiveness of Oncophage, will follow patients for an additional three years from closure of the initial trial, providing more than five years' worth of data collection from the last patient enrolled.

    Global Registrational Strategy

    Antigenics intends to seek a meeting with US Food and Drug Administration to discuss the results of the updated analyses utilizing data through March 2007 to determine whether there is an opportunity to file a biologics license application (BLA) on the basis of these results along with appropriate commitments to conduct further clinical investigations to support the efficacy of Oncophage in renal cell carcinoma. Antigenics also plans to explore the need for further clinical studies to support approval of Oncophage in ex-US markets.

    Conference Call Information

    Antigenics executives and Dr. Christopher Wood will host a conference call at 1:30 pm ET today. To access the live call, dial
888.271.9082 (domestic) or 706.679.7741 (international); the access code is 9197359. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on June 4, 2007. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 9197359. The replay will also be available on the company's website approximately two hours after the live call.

    About Renal Cell Carcinoma

    Renal cell carcinoma is the most common type of kidney cancer. The American Cancer Society estimates that there will be approximately 51,190 new cases of kidney cancer in the United States in 2007, and about 12,890 people will die from the disease. Renal cell carcinoma accounts for about 90 percent of all kidney tumors. By the time renal cell carcinoma is diagnosed in these patients, about one third of them will have developed metastatic disease.

    The current standard of care for patients with nonmetastatic renal cell carcinoma consists of a nephrectomy (surgical removal of the kidney) followed by observation. There is no treatment approved by the US Food and Drug Administration for nonmetastatic renal cell carcinoma at the present time.

    *Haas N. Update on targeted therapy adjuvant trials (ECOG/MRC). Paper presented at: Fifth International Symposium of the Kidney Cancer Association, 2006; Chicago.

    About Antigenics

    Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company's investigational product portfolio includes Oncophage(R) (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM) (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant being evaluated by Antigenics' corporate partners in more than twenty indications, several in late-stage clinical trials. For more information, please visit antigenics.com.

    This press release contains forward-looking statements, including statements regarding the potential clinical benefit of Oncophage in kidney cancer based on a subgroup analysis; the planned future data to be collected and analyzed in connection with the future development of Oncophage; and potential strategies for pursuing the registration of Oncophage. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, unfavorable data resulting from further analysis of the Oncophage Phase 3 Part 1 trial data; retention of key employees; the risk that survival data from patients that withdrew from the study or were lost to follow-up may not be available for collection or review, or that future survival data from patient monitoring may not support further development or registration of Oncophage; decisions by regulatory agencies; the ability to raise capital and finance future development of Oncophage; and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on May 10, 2007. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.

MULTIMEDIA AVAILABLE:
http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5406891

    CONTACT: Antigenics Inc.
             Media Relations:
             Sunny Uberoi, 917-443-3325
             suberoi@antigenics.com
             or
             Investor Relations:
             Robert Anstey, 800-962-2436
             ir@antigenics.com